As filed with the Securities and Exchange Commission on September 14, 1999

                                                      Registration No. 333-79487
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                              AMENDMENT NO. 6
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                                GARDEN.COM, INC.
             (Exact name of Registrant as specified in its charter)
                               ----------------
        Delaware                     5961                    74-2765381
                               (Primary Standard          (I.R.S. Employer
     (State or other              Industrial           Identification Number)
     jurisdiction of          Classification Code
    incorporation or                Number)
      organization)             Garden.com, Inc.
                               3301 Steck Avenue
                              Austin, Texas 78757
                                 (512) 532-4000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                              Clifford A. Sharples
                                Garden.com, Inc.
                     President and Chief Executive Officer
                               3301 Steck Avenue
                              Austin, Texas 78757
                                 (512) 532-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                                   Copies to:
                           Martin J. McLaughlin, Esq.
                           Benjamin G. Lombard, Esq.
            Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c.
                      1000 North Water Street, Suite 2100
                           Milwaukee, Wisconsin 53202
                                 (414) 298-1000
       Paul R. Tobias, Esq.                   Carla S. Newell, Esq.
   William B. Owens, Jr., Esq.                Brian K. Beard, Esq.
      Robert E. Horton, Esq.                 Anthony M. Allen, Esq.
 Wilson Sonsini Goodrich & Rosati            James D. Robinett, Esq.
     Professional Corporation          Gunderson Dettmer Stough Villeneuve
  8911 Capital of Texas Highway,            Franklin & Hachigian, LLP
            Suite 3350              8911 Capital of Texas Highway, Suite 4240
       Austin, Texas 78759                     Austin, Texas 78759
          (512) 338-5400       ----------------  (512) 342-2300
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement
                               ----------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box. [_]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

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
  Title of Each Class of          Proposed Maximum          Amount of
Securities to be Registered  Aggregate Offering Price(1) Registration Fee
-------------------------------------------------------------------------
 Common Stock, $0.01 par
  value.................             $56,580,000             $15,985
-------------------------------------------------------------------------
-------------------------------------------------------------------------

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed.        +
+Underwriters may not confirm sales of these securities until the registration +
+statement filed with the Securities and Exchange Commission becomes           +
+effective. This prospectus is not an offer to sell these securities and it is + +not soliciting offers to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 1999

PROSPECTUS

                                4,100,000 Shares

                               [Garden.com Logo]


                                  Common Stock

   This is an initial public offering of common stock by Garden.com, Inc. The estimated initial public offering price will be between $11 and $13 per share.

                                   ---------

   Prior to this offering, there has been no public market for the common stock. Garden.com has applied to have the common stock approved for quotation on the Nasdaq National Market under the symbol GDEN.

                                   ---------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $        $
Underwriting discounts and commissions..........................   $        $
Proceeds to Garden.com, Inc., before expenses...................   $        $

   Garden.com, Inc. and certain selling stockholders have granted the underwriters options for a period of 30 days to purchase up to 615,000 additional shares of common stock.

   The underwriters have reserved up to 287,000 shares of common stock to be sold in the offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates and related persons.

                                   ---------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 7.

                                   ---------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Hambrecht & Quist

             BancBoston Robertson Stephens

                                                      Thomas Weisel Partners LLC

       , 1999

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Garden.com, Inc.

     We have audited the accompanying balance sheets of Garden.com, Inc. as of June 30, 1998 and 1999 and the related statements of operations, changes in redeemable convertible preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Garden.com, Inc. at June 30, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with generally accepted accounting principles.

July 12, 1999 (except Note 9, as to which the date is September 14, 1999) Austin, Texas


                                          /s/ Ernst & Young LLP

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on the 14th day of September, 1999.

                                          GARDEN.COM, INC.

                                               /s/ Jana D. Wilson
                                          By: _________________________________
                                             Jana D. Wilson
                                             Chief Financial Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
-------------------------------------- -------------------------- -------------------
    /s/ Clifford A. Sharples*          President, Chief Executive September 14, 1999
______________________________________  Officer (Principal
         Clifford A. Sharples           Executive Officer) and
                                        Director

        /s/ Jana D. Wilson             Chief Financial Officer    September 14, 1999
______________________________________  (Principal Financial and
            Jana D. Wilson              Accounting Officer)

       /s/ Steven J. Dietz*            Director                   September 14, 1999
______________________________________
           Steven J. Dietz

     /s/ Gerald R. Gallagher*          Director                   September 14, 1999
______________________________________
         Gerald R. Gallagher

      /s/ James N. O'Neill*            Director                   September 14, 1999
______________________________________
           James N. O'Neill

              Signature                          Title                   Date
-------------------------------------- -------------------------- -------------------
      /s/ Donald J. Phillips*          Director                   September 14, 1999
______________________________________
          Donald J. Phillips

      /s/ Lisa W.A. Sharples*          Director                   September 14, 1999
______________________________________
          Lisa W.A. Sharples

      /s/ Douglas R. Stern*            Director                   September 14, 1999
______________________________________
           Douglas R. Stern

       /s/ John D. Thornton*           Director                   September 14, 1999
______________________________________
           John D. Thornton

    /s/ Jana D. Wilson
*By: ____________________________
         Jana D. Wilson
        Attorney-in-Fact
  Pursuant to Power of Attorney

                                      II-6